Exhibit 5.1

Partners:
Paul Aherne	**
Brett Basdeo	***
John Cartwright	*
John Crook	*
Mark Cummings	*****
Natalie Curtis	****
James Gaden	****
Kevin Ho	****
Kristen Kwok	**
Wing Lam	*
Thomas Pugh	*****
Andrew Randall	**
Victoria Raymond	*
Wei Ching Teo	******

2 April 2026	Our Ref: MRC/KH/BLUI/A6545-H29150

Adagene Inc.
c/o Vistra (Cayman) Limited

P.O. Box 31119 Grand Pavilion

Hibiscus Way, 802 West Bay Road

Grand Cayman, KY1-1205

Cayman Islands

Dear Sir or Madam

ADAGENE INC.

We have acted as Cayman Islands legal advisers to Adagene Inc. (the "Company") in connection with the registration for issuance and sale, from time to time, by the Company, through Leerink Partners LLC and LifeSci Capital, LLC as representatives to several underwriters named in the Schedule A of the Underwriting Agreement (as defined below), of an aggregate of 18,666,000 American depositary shares (the “ADSs”), each representing 1.25 ordinary shares of a par value of US$0.0001 per ordinary share of the Company (“Ordinary Shares”) as contemplated by (i) the Registration Statement (as defined below), (ii) the Base Prospectus (as defined below) and (iii) the Prospectus Supplement (as defined below) (the “Offered Shares”). We are furnishing this opinion as exhibit 5.1, 8.1 and 23.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Based upon the examinations and assumptions stated herein and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

Walkers (Hong Kong)

滙嘉律師事務所 (香港)

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T +852 2284 4566  F +852 2284 4560

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

*England and Wales; **BVI; ***Cayman Islands; ****New South Wales (Australia); *****Bermuda; ******Singapore

WALKERS	Page 2

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.	Based on our review of the Memorandum and Articles, the Company has an authorised share capital of US$80,000 divided into 800,000,000 shares comprising (i) 640,000,000 Ordinary Shares, and (ii) 160,000,000 shares of a nominal or par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with Article 9 of the Memorandum and Articles (the “Undesignated Shares”). Based on our review of the January 2025 Resolution (as defined in Schedule 1), a certain number of Undesignated Shares were designated as Series A Non-Voting Redeemable Convertible Preferred Shares of a nominal or par value of US$0.0001 each with the rights and obligations set out in the Certificate of Designations (as defined in Schedule 1) and the January 2025 Resolution.

3.	With respect to the Offered Shares when (a) the provisions of the Underwriting Agreement approved by the Company’s board of directors have been satisfied and payment of the consideration specified therein (being not less than their par value) has been made; and (b) valid book-entry notations are made in the register of members of the Company, then the Offered Shares, will have been duly authorised and validly issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

4.	The statements under the caption “Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and further consent to all references to our name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers (hong kong)

Walkers (hong kong)

Walkers (Hong Kong)

滙嘉律師事務所 (香港)

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T +852 2284 4566  F +852 2284 4560

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

*England and Wales; **BVI; ***Cayman Islands; ****New South Wales (Australia); *****Bermuda

WALKERS	Page 3

Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 25 February 2011, the Seventh Amended and Restated Memorandum and Articles of Association as adopted by special resolutions passed on 19 January 2021 (the "Memorandum and Articles"), the Register of Members printed on 1 April 2026 (the "Register of Members"), Register of Directors and Officers of the Company filed with the Registrar on 21 May 2025, copies of which have been provided to us by the Company (together the "Company Records").

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry's online database, searched on 31 March 2026.

3.	The Register of Writs and other Originating Process of the Grand Court kept at the Clerk of Court's Office, George Town, Grand Cayman (the "Court Register"), as at 9.00 a.m. Cayman Islands time on 31 March 2026 (the "Search Time").

4.	A Certificate of Good Standing dated 20 March 2026 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").

5.	A copy of the executed minutes of a meeting of the board of directors of the Company held on 27 January 2025 (the "January 2025 Resolutions"), executed minutes of a meeting of the board of directors of the Company held on 20 March 2026 and the minutes of a meeting of the pricing committee established by the board of directors of the Company dated 1 April 2026 (the "Resolutions").

6.	The certificate of designations of preferences, rights and limitations of Series A Non-Voting Redeemable Convertible Preferred Shares dated 2 July 2025 (the "Certificate of Designations").

7.	The Company's registration statement on Form F-3 (File No. 333-287161) initially filed by the Company with the United States Securities and Exchange Commission on 31 October 2025 (the "Registration Statement").

8.	The base prospectus contained in the Registration Statement (the "Base Prospectus").

9.	The preliminary prospectus supplement dated 1 April 2026 relating to the offer and sale of the Offered Shares in the form of ADSs (the "Preliminary Prospectus Supplement").

10.	The prospectus supplement dated 2 April 2026 relating to the offer and sale of the Offered Shares in the form of ADSs pursuant to the Underwriting Agreement (the "Prospectus Supplement").

11.	A copy of the underwriting agreement dated 2 April 2026 between the Company, Leerink Partners LLC and LifeSci Capital, LLC as representatives of several underwriters named in the Schedule A thereto (the "Underwriting Agreement").

WALKERS	Page 4

Schedule 2

ASSUMPTIONS

1.	All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Registration Statement outside the Cayman Islands to ensure the legality, validity and enforceability of the Registration Statement have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.

2.	The Resolutions are and shall remain in full force and effect and have not been and will not be rescinded or amended.

3.	The originals of all documents examined in connection with this opinion are authentic. The documents conform in every material respect to the latest draft of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such documents.

4.	The Registration Statement and the documents or agreements referred to therein have been or will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Offered Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms.

5.	On the date of issue of the Offered Shares, the Company shall have sufficient authorised but unissued share capital available.

6.	The Resolutions were duly adopted at duly convened meetings of the board of directors or a duly convened meeting of the pricing committee of the Company and such meetings were held and conducted in accordance with the Memorandum and Articles.

7.	The Company will on issue of the relevant Offered Shares receive, consideration in money or money’s worth for each share when issued, such consideration in any event not being less than the stated par or nominal value of each share.

8.	The Company will on issue of the relevant Offered Shares have, issued and sold the shares in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement and the documents or agreements referred to therein and otherwise in compliance with all applicable laws.

9.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth herein.

10.	Any power of attorney given to execute any document or Resolutions was duly executed, the named attorneys were duly appointed with full power granted to each of them and the power of attorney remains in full force and effect and have not been revoked or varied.

WALKERS	Page 5

Schedule 3

QUALIFICATIONS

1.	The term "enforceable" and its cognates as used in this opinion means that the obligations assumed by any party under the documents are of a type which the Courts enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, restructuring, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)	to the extent that any provision of the documents is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the documents that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

(g)	to the extent that the performance of any obligation arising under the documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)	in the case of an insolvent liquidation of any of the companies, its liabilities are required to be translated into the functional currency of such Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

WALKERS	Page 6

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

(j)	the effectiveness of terms in the documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

3.	We express no opinion upon any provisions in the Memorandum and Articles or any document which contains a reference to any law or statute that is not a Cayman Islands law or statute.